Exhibit 99.3

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 2 to the Schedule 13D originally filed on October 14, 2008 (including additional amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of Actel Corporation (the “Statement”).  This Amended and Restated Joint Filing Agreement shall be filed as an Exhibit to the Statement.  The undersigned further agree that any additional amendments to the Statement shall be filed jointly on behalf of each of them without the necessity of entering into additional joint filing agreements.

Dated: March 9, 2009

RAMIUS VALUE AND OPPORTUNITY
MASTER FUND LTD
By: RCG Starboard Advisors, LLC,
       its investment manager

PARCHE, LLC
By: RCG Starboard Advisors, LLC,
       its managing member

RAMIUS ENTERPRISE MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RCG STARBOARD ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: C4S & Co., L.L.C., as managing member C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss